As filed with the Securities and Exchange Commission on January 2, 2019

Registration No. 333-197953
Registration No. 333-198128
Registration No. 333-226307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-197953
REGISTRATION STATEMENT NO. 333-198128
REGISTRATION STATEMENT NO. 333-226307
UNDER
THE SECURITIES ACT OF 1933

GREEN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Texas	42-1631980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 Greenbriar
Houston, Texas 77098
(Address of principal executive offices) (Zip Code)

Redstone Bank, N.A. 2004 Stock Option Plan
Green Bancorp, Inc. 2006 Stock Option Plan
Green Bancorp, Inc. 2010 Stock Option Plan
Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan
(Full Title of the Plans)

C. Malcolm Holland, III, Chief Executive Officer
c/o Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(Name and address of agent for service)
(713) 275 - 8220
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Green Bancorp, Inc. (the “Company”):

(1)
Form S-8 filed on August 8, 2014 (File No. 333-197953), pertaining to an aggregate of 1,273,838 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), which were issuable pursuant to outstanding awards under the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan;

(2)
Form S-8 filed on August 14, 2014 (File No. 333-198128), pertaining to an aggregate of 2,772,785 shares of Common Stock, which were issuable pursuant to outstanding awards under the equity based compensation plans set forth below in the corresponding amounts listed:

Redstone Bank, N.A. 2004 Stock Option Plan	297,278 shares
Green Bancorp, Inc. 2006 Stock Option Plan	367,500 shares
Green Bancorp, Inc. 2010 Stock Option Plan	2,108,007 shares

(3)	Form S-8 filed on July 24, 2018 (File No. 333-226307), pertaining to 650,000 shares of Common Stock, which were issuable pursuant to the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan;

On January 1, 2019, pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of July 23, 2018, by and among Veritex Holdings, Inc. (“Veritex”), a Texas corporation and the parent holding company of Veritex Community Bank (“Veritex Bank”), MustMS, Inc., a Texas corporation and wholly owned subsidiary of Veritex (“Merger Sub”), and the Company, (i) Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Veritex, (ii) immediately thereafter, the Company (as the surviving corporation in the Merger) merged with and into Veritex (together with the Merger, the “Holdco Mergers”), with Veritex being the surviving corporation and (iii) immediately thereafter, Green Bank, N.A. merged with and into Veritex Bank, with Veritex Bank continuing as the surviving bank (together with the Holdco Mergers, the “Merger Transactions”).
As a result of the Merger Transactions, the Company ceased to exist as a separate corporation. Each share of Common Stock outstanding immediately prior to the Merger (except for certain shares held by Veritex, the Company and their respective subsidiaries, which shares were cancelled without receipt of any consideration) was converted into the right to receive 0.79 shares of the common stock (the “Exchange Ratio”) of Veritex with cash paid in lieu of fractional shares. Additionally, each outstanding option to purchase shares of Common Stock pursuant to the Company’s equity-based compensation plans was converted into an option to purchase a number of shares of Veritex common stock equal to the number of shares of Common Stock underlying the option immediately prior to the Merger multiplied by 0.79 (rounded down to the nearest whole share), at an exercise price equal to the exercise price in effect immediately before the Merger, divided by 0.79 (rounded up to the nearest whole cent).
Due to completion of the Merger Transactions, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned.

Veritex Holdings, Inc. (as successor-by-merger to Green Bancorp, Inc.)

By:	/s/ Terry S. Earley
Terry S. Earley
Chief Financial Officer
Date: January 2, 2019